EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$86,799	$70,225
Term deposits with banks	50,961	—
Available-for-sale securities	5,927	60,786
Accounts receivable, net	3,600	6,025
Receivables from sales representatives	5,531	5,574
Inventory	769	1,306
Prepaid expenses and other current assets	13,405	16,513
Deferred tax assets	149	28

Total Current Assets	167,141	160,457

Property and equipment, net	80,326	82,657
Long term investments	100	100
Deferred tax assets	273	323
Other noncurrent assets	2,559	1,561

Total Assets	$250,399	$245,098

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,622	$10,117
Deferred income and customer prepayments	67,482	73,636
Accrued liabilities	12,774	11,579
Income taxes payable	424	261

Total Current Liabilities	89,302	95,593

Deferred income and customer prepayments	5,278	3,044
Deferred tax liability	210	318

Total Liabilities	94,790	98,955

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized;
51,418,330 (2008: 51,376,335) shares issued and 44,543,330 (2008: 44,501,335) outstanding	514	514
Additional paid in capital	136,163	133,922
Treasury shares, at cost – 6,875,000 (2008: 6,875,000) shares	(50,000)	(50,000)
Retained earnings	61,548	55,259
Accumulated other comprehensive income	2,527	2,225

Total Company Shareholders’ Equity	150,752	141,920

Non-controlling interest	4,857	4,223

Total Equity	155,609	146,143

Total Liabilities and Equity	$250,399	$245,098

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$29,156	$36,884	$58,651	$70,416
Exhibitions	23,983	25,259	28,471	31,220
Miscellaneous	1,081	1,517	1,886	2,638

	54,220	63,660	89,008	104,274

Operating Expenses:
Sales (Note 2)	19,995	20,557	33,733	32,873
Event production	8,892	10,074	9,713	11,079
Community (Note 2)	7,892	9,406	13,089	15,449
General and administrative (Note 2)	11,323	12,839	22,918	24,067
Online services development (Note 2)	1,353	1,502	2,764	2,981
Amortization of software costs	38	57	80	97

Total Operating Expenses	49,493	54,435	82,297	86,546

Income from Operations	4,727	9,225	6,711	17,728

Interest and dividend income	348	649	413	1,946
Foreign exchange gains (losses), net	66	(1,039)	(27)	(1,295)

Income before Income Taxes	5,141	8,835	7,097	18,379
Income Tax Expense	(36)	(188)	(174)	(421)

Net Income	$5,105	$8,647	$6,923	$17,958

Net income attributable to non-controlling interest	(13)	(227)	(634)	(1,333)

Net Income Attributable to the Company	$5,092	$8,420	$6,289	$16,625

Basic net income per share attributable to the Company’s shareholders	$0.11	$0.16	$0.14	$0.32

Diluted net income per share attributable to the Company’s shareholders	$0.11	$0.16	$0.14	$0.32

Shares used in basic net income per share calculations	44,543,330	51,373,965	44,542,530	51,328,136

Shares used in diluted net income per share calculations	45,729,535	52,298,597	45,700,362	52,181,571

Note : 1. Online and other media services consists of:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$22,054	$24,104	$44,024	$46,034
Print services	7,102	12,780	14,627	24,382

	$29,156	$36,884	$58,651	$70,416

Note : 2.
Non-cash compensation expenses associated with the employee equity compensation plans, Global Sources Directors Share Grant Award Plan and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$831	$585	$840	$(808)
Community	142	165	149	180
General administrative	640	647	1,076	400
Online services development	102	77	176	125

	$1,715	$1,474	$2,241	$(103)